RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

AMENDMENT NO. 5 TO MANAGEMENT AGREEMENT

THIS AMENDMENT NO.5 (the "Amendment") is made as of this 13th day of November, 2012, by and between RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS (the "Trust"), a statutory trust organized under the laws of the State of Delaware, and RAINIER INVESTMENT MANAGEMENT, INC. (the "Adviser"), a Washington corporation, with respect to that Management Agreement between the Trust and the Adviser dated May 6,1994, as amended by Amendment No.1 on June 15, 2000, Amendment No.2 on December 27,2005, Amendment No.3 on March 31,2009 and Amendment No.4 on March 14, 2012 (collectively, the "Agreement").

This Amendment is for the purpose of reducing the advisory fee rate payable with respect to the Rainier Large Cap Equity Fund of the Trust and reflecting changes in names of the each series of the Trust.

1.     Exhibit A to the Agreement is hereby amended in its entirety and replaced with the Exhibit A attached to this Amendment.

2.     Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all on the day and year first above written.

RAINIER INVESTMENT MANAGEMENT
MUTUAL FUNDS

Exhibit A

Fund	Annual Advisory Fee Rate	Effective Date

Rainier Small/Mid Cap Equity Fund	0.85%	May 6, 1994

Rainier Large Cap Equity Fund	0.70%	January 1, 2013

Rainier Balanced Fund	0.70%	May 6, 1994

Rainier Intermediate Fixed Income Fund	0.50%	May 6, 1994

Rainier Mid Cap Equity Fund	0.85%	December 27, 2005

Rainier High Yield Fund	0.55%	March 31, 2012

Rainier International Discovery Fund	1.00%	March 27, 2012

RAINIER INVESTMENT MANAGEMENT
MUTUAL FUNDS